UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2012 (August 28, 2012)

iPayment Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-177233-19	20-4777880
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification Number)

126 East 56th Street, 33rd Floor New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(212) 802-7200

Registrants’ telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2012, iPayment Investors, L.P. (“Investors”) caused itself to be merged (the “Merger”) with and into iPayment Holdings, Inc. (the “Company”), which was its wholly owned subsidiary. As a result of the Merger, of which the Company was the surviving corporation, the independent existence of Investors ceased and the partners of Investors received the shares of common stock of the Company that were owned by Investors prior to the Merger.

Upon consummation of the Merger, the Company and its stockholders entered into a stockholders agreement, dated as of August 28, 2012 (the “Stockholders Agreement”). The Stockholders Agreement, among other things, sets forth (i) rights of the Company to purchase any or all shares of Company common stock from Management Stockholders (as defined therein) or their permitted transferees upon termination of such Management Stockholder’s employment with the Company; (ii) “drag along” rights with respect to Minority Stockholders (as defined therein) in the event of a Liquidity Event (as defined therein); (iii) certain registration rights of the Stockholders in connection with any initial public offering of the Company; and (iv) certain restrictions on the transfer of equity interests in the Company. The foregoing description of the Stockholders Agreement is intended to be a summary only, is not complete and is qualified in its entirety by reference to its full and complete terms, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibits

10.1	iPayment Holdings, Inc. Stockholders Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2012	iPAYMENT HOLDINGS, INC.

	By:	/s/ Mark C. Monaco
Mark C. Monaco
Executive Vice President, Chief Financial Officer, Treasurer and Director